EXHIBIT 10.40

OFFICE OF THE COMMISSIONER OF INSURANCE (OCI)    STATE OF WISCONS
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In the Matter of    STIPULATION AND ORDER
Ambac Assurance Corporation,

Respondent.    Case No. 17-C42069
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WHEREAS, Ambac Assurance Corporation, One State Street Plaza, New York, New York 10004 (“Respondent”), is subject to the jurisdiction of the Office of the Commissioner of Insurance (the “Commissioner”) in the State of Wisconsin; and
WHEREAS, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (“AFGI”), a corporation domiciled in Delaware that holds 100% of the issued and outstanding common stock of the Respondent, is subject to the jurisdiction of the Commissioner in the State of Wisconsin pursuant to Chapter 617 of the Wisconsin Statutes and through its consent to this Stipulation and Order; and
WHEREAS, the Respondent established an optional segregated account for certain of its obligations to certain policyholders (“Segregated Account”) on March 24, 2010, which was placed into rehabilitation on the same date; and
WHEREAS, the Respondent has entered into a rehabilitation exit support agreement (the “RESA”) with a number of affected Segregated Account claimants and the Commissioner has prepared a plan whereby the Segregated Account will exit rehabilitation and merge with and into the General Account of the Respondent; and
WHEREAS, pursuant to s. Ins 51.80(7), Wis. Adm. Code, the individual and special circumstances of the Respondent require the OCI to establish additional factors and adjustments to the Respondent’s compulsory surplus to assure an adequate margin of safety in the Respondent’s operations.
WHEREAS, the Respondent requires a structure of supervision suitable to address the complexity of operational and regulatory issues that reasonably may be anticipated to arise from time-to-time over the course of its operations; and
WHEREAS, the Commissioner may, pursuant to ss. 601.41(4) and 623.11, Wis. Stats., and s. Ins 51.80 (7), Wis. Adm. Code, determine the amount of compulsory surplus an insurer is required to have and may issue an order under s. 601.41(4)(a) and ch. 617, Wis. Stats.; and
WHEREAS, the Commissioner intends to protect the interests of policyholders, creditors, and the general public, and the Respondent endeavors to cooperate with the Commissioner in that intention.
NOW, THEREFORE, the Respondent and the Commissioner do agree and stipulate to the following terms and conditions:

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(1) While this Stipulation and Order is in effect, the Respondent shall maintain a level of surplus and contingency reserves as regards policyholders which provide reasonable security against contingencies affecting the Respondent’s financial position that are not otherwise fully covered by reserves or reinsurance, such that the Commissioner may continue to determine that the Respondent’s surplus and contingency reserves are reasonably in excess of a level that would constitute a financially hazardous condition. From time-to-time, in the Commissioner’s sole discretion, the Commissioner may undertake a review of the facts and circumstances of the Respondent’s business and interests for the purpose of reviewing the Respondent’s financial position and modifying or terminating this Stipulation and Order in a manner consistent with the interests of insureds, creditors, and the public generally and shall notify the Respondent as soon as reasonably practicable of his findings following such review.
(2) In determining compliance with paragraph (1), statutory surplus may not reflect the benefit of any reserve discounting, except to the extent approved in writing and notified to the Respondent by the Commissioner and as disclosed in the Notes to Financial Statement of each applicable annual and quarterly financial statement. As of the date of the execution of this Order, the Commissioner has approved that loss reserves are, and be, discounted at a rate of 5.1% per annum. The Commissioner, with the assistance of the consultants referenced in paragraph (3) below, will review, in consultation with Respondent, the loss reserve discounting practices of Respondent on at least an annual basis.
(3) The Commissioner may retain consultants, including accountants, attorneys, investment bankers, and other experts to assist the Commissioner in the Commissioner’s assessment of the Respondent’s financial condition, its exposure to loss claims, credit risk, liquidity risk, and other risks and the evaluation of reporting information submitted by the Respondent and Respondent agrees to bear the cost of retaining such experts, including fees, costs, and expenses, and also indemnification under commercially reasonable indemnification agreements.
(4) The Respondent shall maintain appropriate books of account and records. At all reasonable times and upon reasonable notice and as often as the Commissioner reasonably may request, the Respondent shall permit representatives designated by the Commissioner to (i) have complete and unrestricted access to such books and records, (ii) make copies of, or excerpts from, those books and records and (iii) discuss such books and records with the officers, directors, employees, public accountants, attorneys, and agents of the Respondent and AFGI.
(5) The Respondent shall not enter into any transaction with any affiliate, including amendments to existing transactions, except as provided in paragraph (6), including, but not limited to, any of the following:
(a) Any sales, purchases, exchanges, loans, advances, extensions of credit, donations or investments;
(b) Granting or issuing guarantees or undertakings;
(c) Reinsurance treaties or agreements;

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(d)    Any service contract or cost-sharing agreement;
(e) Payment of any dividend or other distribution; and
(f) A tax allocation agreement.
Provided however, (i) for subsections (a) through (c) herein, matters, actions or transactions that require cash payments or asset transfers by Respondent or one of its subsidiaries of amounts less than $15,000,000 in any twelve-month period and involve the incurrence of obligations or commitments of less than $15,000,000 (in each case, measured per matter, action or transaction or, in the case of related matters, actions or transactions, in the aggregate), shall not be subject to this paragraph (5), and (ii) subsection (e) shall not apply to the payment of principal or interest on Secured Notes issued by Respondent in connection with the transactions contemplated by the RESA.
(6) Before any transaction subject to paragraph (5) may take place, the Respondent shall provide the Commissioner with written notice of the proposed transaction thirty (30) days prior to the proposed effective date. Any such transaction may be disapproved under this Order or under ch. 617, Wis. Stat. If approval is granted by the Commissioner, the transaction may be implemented prior to the expiration of the thirty (30) days. No transaction may be executed or carried out if the Commissioner disapproves the transaction. To remove any doubt, the Commissioner’s approval of a proposed distribution by Respondent to surplus noteholders, shall satisfy the approval requirement of this paragraph.
(7) The Respondent shall file a monthly report containing supplemental financial information in the format requested by the Commissioner within forty-five (45) days following each calendar month-end except for December. The monthly report for December shall be filed within sixty (60) days following the calendar month-end.
(8) No change, alteration, or amendment may be made in the Respondent’s business plan or that of its subsidiary, Everspan Financial Guarantee Corp., including business practices or activities, as applicable, if such change, alteration and/or amendment could be expected to have a material effect on the financial condition or operations of the Respondent and its subsidiaries, unless notice of the proposed change is filed with the Commissioner at least 30 days (or such shorter time frame as the Commissioner may approve) in advance of the proposed effective date. The Commissioner may defer the effective date for an additional period not exceeding 30 days by written notice to the Respondent before the expiration of the initial thirty (30) day period. The Commissioner may, within the thirty (30) day period or its extension, prohibit the proposed action if it is contrary to law or to the interests of insureds, creditors or the general public.
(9) Any proposed changes, alterations, or amendments made in the Respondent’s business plan or that of its subsidiary, Everspan Financial Guarantee Corp., to write new business are considered material for purposes of paragraph (8).
(10) The Respondent and AFGI shall provide notice to the Commissioner of any written or electronic communication which relates to or affects the Respondent or its subsidiaries and pertains to a circumstance, event or issue which would, or would be reasonably likely to, were

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the circumstance, event or issue to transpire, have a material adverse effect on the financial condition or operations of the Respondent and its subsidiaries taken as whole and received by the Respondent, AFGI, or any of their affiliates from any governmental authority, government-sponsored enterprise, or lender to the Respondent, AFGI, or any affiliates within ten (10) days of receipt.
(11) The Respondent shall provide notice as soon as practicable of any development in any litigation, including but not limited to a delay in any RMBS related litigation, involving Respondent or any affiliate of Respondent which would or would be reasonably likely to have a material adverse effect on the Respondent or any affiliate of the Respondent.
(12) The Respondent shall provide notice to the Commissioner of the occurrence, or failure to occur, of any event which would or would be reasonably likely to cause a material adverse effect to the business, assets, properties, operations, or condition, financial or otherwise, or, insofar as can reasonably be foreseen, prospects, financial or otherwise, of the Respondent, an affiliate of the Respondent, or all affiliates of the Respondent taken as a whole; provided that the following shall be excluded in any determination of material adverse effect: (i) any circumstance, change, or effect, including international events such as acts of terrorism or war, affecting generally companies operating in the financial guaranty business in the same general manner and to the same general extent; or (ii) any circumstance, change, or effect affecting generally the United States or world economy. Without limiting the foregoing, a material adverse effect shall be conclusively presumed if the effect results, or reasonably could result, in a reduction of more than 10% in the Respondent’s surplus as regards policyholders. Notice pursuant to this paragraph (12) shall be provided as soon as practicable after the occurrence, or failure to occur, of the event, and shall include a brief description of the significance of the event, and copies of documents, if any, relating to or received in connection with the event.
(13) The Respondent and AFGI shall as soon as reasonably practicable disclose to the Commissioner any instance of fraud or any significant change to the internal control environment incurred by the Respondent, any of Respondent’s subsidiaries, or AFGI.
(14) Except as otherwise approved by the Commissioner, AFGI shall use its best efforts to preserve use of the NOLs realized by the holding company system led by AFGI for the benefit of the Respondent and its subsidiaries, including but not limited to, refraining from taking any action that would result in, and taking such affirmative steps as are appropriate to avoid, any deconsolidation event. The term “NOLs” in this paragraph (14) shall have the meaning given in the Tax Sharing Agreement by and among AFGI, the Respondent, and the other parties thereto.
(15) AFGI shall provide the Commissioner and the Respondent its full cooperation and all information and particulars that the Commissioner or the Respondent may reasonably request from AFGI in relation to any of the issues that the Respondent or its subsidiaries may have relative to the United States Internal Revenue Service, including efforts to obtain a private letter ruling, pre-filing agreement, or other form of guidance or clarification insofar as they affect or relate to the Respondent or its subsidiaries.
(16) The Respondent shall report reasonable loss reserves in its annual and quarterly financial statements. Loss reserves shall be reflected in the Respondent’s annual financial

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statements at an amount for which a statement of opinion has been issued by an independent, qualified actuary acceptable to the Commissioner.
(17) The Respondent shall file with each annual financial statement, the actuarial report prepared by the actuary providing the statement of opinion under paragraph (16) that supports the statement of opinion. All such actuarial reports received by the Commissioner will be confidential under the terms of s. 601.465, Wis. Stat.
(18) The Respondent shall be exempted from all filing requirements of the Commissioner and the National Association of Insurance Commissioners regarding the Ambac Assurance Corporation Segregated Account, including but not limited to annual and quarterly statutory financial statements, annual audited financial reports, and actuarial opinions, which become due in or after the calendar quarter immediately following the effective date of the merger of Ambac Assurance Corporation Segregated Account with and into the Respondent’s General Account. Nothing in this paragraph (18) shall be construed to prevent the Commissioner from requesting reports and replies pursuant to s. 601.42, Wis. Stat. or exercising such other regulatory rights and powers provided under the law.
(19) No later than February 1st of each year (or more frequently if requested by the Commissioner), if the Respondent proposes to make any changes in the assumptions or vendors utilized in determining statutory loss reserves from the prior year’s statutory loss reserves, which would cause the difference (whether positive or negative) between (a) the Respondent’s statutory reserves determined with such proposed changes and (b) Respondent’s statutory reserves determined without such proposed changes to exceed the lesser of (i) $200,000,000 or (ii) 10% of the Respondent’s statutory reserves without such proposed changes, the Respondent shall notify the Commissioner.
(20) With respect to certain insured transactions whose policies were previously allocated to the Segregated Account, the Respondent may have the ability currently or in the future to: (i) terminate and/or replace servicers, (ii) terminate and/or replace collateral managers, (iii) exercise other rights (to be identified) that have a significant impact on the economics of the insured transaction (collectively “Control Rights”). The Respondent shall file all Control Rights it proposes to exercise at least ten (10) business days before such exercise. If approval is granted by the Commissioner, the Control Right may be implemented prior to the expiration of the ten (10) business days. No Control Right may be executed or carried out if the Commissioner disapproves such Control Right.
(21) The Respondent shall file each transaction that the Respondent proposes to enter into other than in ordinary course of business with non-affiliated counterparties where the aggregate consideration to be paid by the Respondent is equal to or greater than $100,000,000 with the Commissioner for review at least ten (10) days (or such shorter time frame as the Commissioner may agree but in no event less than five (5) business days) prior to closing. If approval is granted by the Commissioner prior to the expiration of the ten (10) days or such shorter time frame, the transaction may be implemented immediately after such approval. If the Commissioner takes no action prior to the expiration of the ten (10) days or such shorter time frame, the transaction may be implemented upon the expiration of the ten (10) days or such shorter time frame. No transaction may be executed or carried out if the Commissioner disapproves the transaction. For the avoidance of doubt, transactions entered into pursuant to

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the Respondent’s Investment Policy and/or Derivative Use Plan shall not be subject to this paragraph (21).
(22) Any changes to the Respondent’s Investment Policy or Derivative Use Plan shall be submitted to the Commissioner for approval. The Commissioner or its designated representatives shall meet with the Respondent’s management, including its Chief Financial Officer, at least annually or as otherwise requested by the Commissioner to discuss the Investment Policy and Derivative Use Plan and any changes appropriate thereto. The Commissioner may recommend changes to the Investment Policy and Derivative Use Plan and the Respondent shall consider such recommendations in good faith. No changes to the Respondent’s Investment Policy or Derivative Use Plan may be executed or carried out in the absence of OCI’s written approval.
(23) The Respondent hereby consents to the jurisdiction of the Commissioner and the courts of the State of Wisconsin and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens with regard to any actions, claims, disputes or proceedings relating to this Stipulation and Order or any other document delivered hereunder or in connection herewith.
(24) For purposes of this Stipulation and Order, the application of the Wisconsin Statutes and the Wisconsin Administrative Code are not modified except as explicitly stated herein. This Order does not purport to supersede any decisions of any court of competent jurisdiction with respect to the Respondent.
(25) The Respondent, AFGI and the Commissioner agree that this Stipulation and Order is not being entered in consequence of any violation of law or for the purpose of imposing a penalty or a specific course of remedial action, but rather as an exercise of the Commissioner’s authority and obligation to determine, when necessary, the amount of compulsory surplus an insurer is required to have under s. 623.11, Wis. Stat., and to establish a structure of supervision suitable to address the complexity of operational and regulatory issues that reasonably may be anticipated to arise from time-to-time over the course of its operations.
(26) Respondent and AFGI acknowledge that the agreements contained herein are made without reservation and constitute a waiver of rights to a hearing, confrontation and cross-examination of witnesses, production of evidence, and judicial review associated with this Order. The Respondent and AFGI acknowledge that the Commissioner may make additional orders or subsequently modify or supersede this Order by making a subsequent order. However, this Stipulation applies only to this Order as originally issued and Respondent and AFGI reserve their rights to contest any other orders of the Commissioner or any modifications to this Order.
(27) The Respondent and the Commissioner agree that this stipulation shall be null and void if the Plan Amendment being sought by the Commissioner In the Matter of the Rehabilitation of the Segregated Account of Ambac Assurance Corp. Case No. 10-CV-1576 (Dane County) terminating rehabilitation is not approved by the court by January 31, 2018.
(28) If the Commissioner and the Respondent mutually determine that the terms of the Plan Amendment, as submitted to the court or as amended, materially differ from the terms

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agreed to in the RESA, the Commissioner agrees to consider revisions to this Stipulation and Order as are reasonable to conform this stipulation with the Plan Amendment (as amended).

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_________________

Date    Claude LeBlanc
President and Chief Executive Officer
Ambac Assurance Corporation and Ambac Financial Group, Inc.

___________________

Date        Cari Lee
Division Administrator
Division of Regulation and Enforcement

Ambac Assurance Corporation
Case No. 17-C42069

ORDER
NOW, THEREFORE, based upon consideration of the Stipulation in this matter, I hereby order under ss. 601.41(4)(a), 623.11, and ch. 617, Wis. Stat., and s. Ins 51.80 (7), Wis. Adm. Code:
(29) The Respondent and AFGI shall comply with all agreements made in this Stipulation and Order.
(30) Any report provided to the Commissioner or demanded by the Commissioner pursuant to this Stipulation and Order shall be required pursuant to s. 601.42, Wis. Stat., and under this Stipulation and Order.
(31) This Order shall be effective on the effective date of the Plan Amendment being sought by the Commissioner In the Matter of the Rehabilitation of the Segregated Account of Ambac Assurance Corp. Case No. 10-CV-1576 (Dane County) terminating rehabilitation regardless of any appeal, and continue until modified or terminated by the Commissioner, with written notice to the Respondent. The Respondent may request the Commissioner to review specific terms and conditions of this Order periodically as conditions warrant.

Dated at Madison, Wisconsin, this     day of                    .

Theodore K. Nickel
Commissioner of Insurance